QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June 25, 2002

Registration No. 333-87960

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AT&T CORP.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	4811 (Primary Standard Industrial Classification Code Number)	13-4924710 (I.R.S. Employer Identification No.)

295 North Maple Avenue
Basking Ridge, New Jersey 07920
(908) 221-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        Marilyn J. Wasser
Vice President—Law and Secretary
AT&T CORP.
295 North Maple Avenue
Basking Ridge, NJ 07920
(908) 221-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles S. Whitman, III, Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

        Approximate date of commencement of proposed sale to the public:
        From time to time after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION)

AT&T Corp.

Offer to Exchange

6.50% Senior Notes due November 15, 2006
7.30% Senior Notes due November 15, 2011
8.00% Senior Notes due November 15, 2031
For Any and All Outstanding
6.50% Senior Notes due November 15, 2006
7.30% Senior Notes due November 15, 2011
8.00% Senior Notes due November 15, 2031

        We are offering to exchange up to $7,000,000,000 in aggregate principal amount of notes comprised of $1,500,000,000 of our 6.50% Senior Notes due November 15, 2006, $2,750,000,000 of our 7.30% Senior Notes due November 15, 2011 and $2,750,000,000 of our 8.00% Senior Notes due November 15, 2031. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

        To exchange your old notes for new notes:

  •
  you are required to make the representations described on page 29 to us

  •
  you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, The Bank of New York, by 5:00 p.m., New York time, on              , 2002

  •
  you should read the section called "The Exchange Offer" for further information on how to exchange your old notes for new notes

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                                , 2002

        You should rely only on information contained in this offering circular. We have not authorized anyone to provide you with information that is different from that contained in this offering circular. We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The information contained in this offering circular is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or of any sale of the notes.

i

SUMMARY

        This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully.

AT&T Corp.

General

        AT&T Corp. was incorporated in 1885 under the laws of the State of New York. AT&T is among the world's communications leaders, providing voice, data and video communications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic and international long distance; regional and local communications services; and cable television and Internet communications services. AT&T also provides billing, directory, and calling card services to support its communications business. AT&T's primary lines of business are business services; consumer services; and broadband services. In addition, AT&T's other lines of business include network management and professional services through AT&T Solutions and international operations and ventures. Internet users can access information about AT&T and its services at http://www.att.com. AT&T's website is not a part of this prospectus. As of the date of this prospectus, AT&T has one class of common stock outstanding.

Restructuring

        On October 25, 2000, AT&T announced a restructuring plan to be implemented by various independent actions designed to fully separate or issue separately tracked stocks intended to reflect the financial performance and economic value of each of AT&T's four major operating units: Broadband Services, Business Services, Consumer Services and Wireless Services. AT&T completed the split-off of AT&T Wireless Services, Inc. as a separate, independently traded company on July 9, 2001.

        The new notes offered by this prospectus will be issued by AT&T. The old notes were also issued by AT&T. The new notes and the old notes are referred to together as the notes. AT&T may transfer substantially all of the assets, businesses, joint ventures and investments comprising AT&T Business Services and AT&T Consumer Services businesses into AT&T Communications Services (the "reorganization") and subsequently spin-off AT&T Communications Services from AT&T's other businesses (the "Spin-Off"). Upon consummation of the Spin-Off and subject to certain conditions, we and AT&T Communications Services intend to exchange the notes for similar notes of AT&T Communications Services (the "AT&T Communications Services notes"). Alternatively, AT&T may spin off, sell, merge, separate or otherwise dispose of AT&T Broadband (the "Broadband Separation" and, with the Spin-Off, each a "Separation"), in which case the notes will remain obligations of AT&T. If, upon the notification to the holders of the proposed Separation or, in the case of a Spin-Off upon the consummation of the Spin-Off, AT&T or AT&T Communications Services, as the case may be, fails to meet certain conditions, then in each such case holders of notes will have a one-time right to require AT&T to repurchase their notes. Under some circumstances, holders of the notes will also have the option to exchange their notes for AT&T Communications Services notes. See "Description of Notes."

AT&T Comcast Transaction

        On December 19, 2001, AT&T and Comcast Corporation (Comcast) announced an agreement to combine AT&T Broadband with Comcast. Subject to the terms and conditions of the agreement, AT&T will spin-off AT&T Broadband and immediately thereafter merge it with a wholly owned subsidiary of a new company called AT&T Comcast Corporation (AT&T Comcast). Simultaneously, Comcast will also merge with a wholly owned subsidiary of AT&T Comcast.

        On May 14, 2002, AT&T filed with the SEC the proxy seeking shareholder approval of, among other things, the AT&T Comcast transaction and the AT&T Comcast charter proposal, including the corporate governance provisions contained in the AT&T Comcast charter described in the proxy. Approval of the AT&T Comcast charter proposal, including the corporate governance provisions contained in the AT&T Comcast charter, is a condition to the completion of the AT&T Comcast transaction.

        On May 15, 2002, in connection with the mailing of the shareholder proxy for the AT&T Comcast transaction, we provided written notification to the holders of the notes under Section 6.06 of the indenture that we had meet the residual mandatory conditions on that date. If the AT&T Comcast transaction is completed, it will constitute a Broadband Separation and the notes will remain the obligations of AT&T and the holders will not have the right to require AT&T to repurchase their notes. See "Description of Notes."

        The completion of any of these transactions is subject to regulatory and other approvals. In addition, our board of directors could decide to consummate the transactions in a different way, or not at all, if the board decides that a change in our plans is appropriate.

Recent Developments

        On May 29, 2002, Moody's Investors Service ("Moody's") lowered its ratings of long-term debt issued or guaranteed by AT&T to Baa2 from A3. Moody's also confirmed AT&T's short-term rating as Prime-2. Moody's ratings outlook for AT&T remains negative but AT&T is not currently on review for any additional downgrade by Moody's. On June 3, 2002, Fitch Ratings also downgraded AT&T's long-term debt rating to BBB+ from A-, with the rating remaining on Rating Watch Negative pending completion of the AT&T Comcast transaction. AT&T's long-term debt ratings remain BBB+ and on CreditWatch with negative implications by Standard & Poor's Ratings Group ("Standard & Poor's"). Further ratings actions could occur at any time.

        Any downgrade by either Standard & Poor's or Moody's increases, by one-quarter of one percent (0.25%) for each ratings notch downgrade by either agency, the interest rates paid by AT&T on approximately $10.1 billion of long-term debt (which includes the notes), which would increase AT&T's interest costs by approximately $25 million per year for each such ratings notch downgrade by either rating agency. As a result, the Moody's downgrade referred to above will increase by one-half of one percent (0.50%) the interest rates paid by AT&T on approximately $10.1 billion of long-term debt, which will increase AT&T's interest costs by approximately $50 million per year. Any ratings downgrade by Standard & Poor's would also increase such interest costs by one-quarter of one percent (0.25%) for each ratings notch downgrade.

        In addition to the increased interest costs on the $10.1 billion of long-term debt referred to above, AT&T could incur increased costs in the replacement or renewal of its credit facility and refinancings of approximately $5 billion of debt through March 31, 2003. Assuming current market conditions and assumptions regarding the type of financing available, the additional annualized cost increases could approximate $100 million, although it is not possible to predict the actual amount of any such interest cost increase as a result of a rating notch downgrade. Additional ratings downgrades could result in greater interest rate increases for each notch downgrade. In addition, interest expense could be higher in subsequent periods than it otherwise would have been as additional maturing debt is replaced by debt with higher interest rate spreads due to the lower credit ratings. Also, in addition to interest rates, differences in credit ratings affect the amounts of indebtedness, types of financing structures and debt markets that may be available to AT&T.

        As a result of the Moody's downgrade, AT&T will seek to replace or renegotiate all or a portion of its $8 billion 364-day term bank facility that expires in December 2002, since the facility (under which no amounts are currently drawn) currently provides among other things that AT&T could not consummate the AT&T Comcast transaction unless after giving effect thereto AT&T's long-term debt would be rated at least Baa1 by Moody's. In this regard, AT&T is currently in discussions with respect to a substitute facility although there are no assurances with respect to the success of such negotiations.

        Also, AT&T is a party to an approximately $200 million lease that contains a provision comparable to that set forth in the 364-day term bank facility. As a result, AT&T will be required to either renegotiate the terms of that lease or repay the lessor thereunder.

THE EXCHANGE OFFER

Notes Offered	We are offering up to $1,500,000,000 aggregate principal amount of 6.50% Senior Notes due November 15, 2006, $2,750,000,000 7.30% Senior Notes due November 15, 2011 and $2,750,000,000 8.00% Senior Notes due November 15, 2031, which have been registered under the Securities Act.
The Exchange Offer
We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see "The Exchange Offer."
Tenders, Expiration Date, Withdrawal
The exchange offer will expire at 5:00 p.m. New York City time on , 2002 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to , 2002 . If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.
Federal Income Tax Consequences
Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for Federal income tax purposes. See "Material United States Federal Income Tax Consequences of the Exchange Offer."
Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.
Exchange Agent	The Bank of New York is the exchange agent for the exchange offer.
Failure to Tender Your Old Notes
If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below

        Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving notes for your own account, so long as:

  •
  you are not one of our "affiliates", which is defined in Rule 405 of the Securities Act;

  •
  you acquire the new notes in the ordinary course of your business;

  •
  you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

  •
  you are not engaged in, and do not intend to engage in, a distribution of the new notes.

        If you are an affiliate of AT&T Corp., or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        If you are a broker-dealer and receive new notes for your own account in the exchange offer:

  •
  you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

  •
  you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

  •
  you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

        For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

New Notes

        The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to old notes do not apply to the new notes.

Issuer	AT&T Corp.
Mandatory Exchange
In the event AT&T effects the Spin-Off, and subject to the conditions described in this prospectus, the notes shall be exchanged, without any action on the part of holders, for AT&T Communications Services notes, at completion of the Spin-Off. One of the mandatory exchange conditions is that AT&T Communications Services must consist of substantially the same assets, liabilities and capitalization as described in the offering circular that accompanied sales of the old notes, subject to certain exceptions. Under one such exception, in connection with an agreement to sell, merge, separate or otherwise dispose of AT&T Broadband we may make additions to the assets and/or to the indebtedness of AT&T Communications Services, provided that (A) such additional indebtedness does not exceed $5 billion and (B) Adjusted Indebtedness to Adjusted EBITDA, on a pro forma basis after giving effect to such additions, for the last four fiscal quarters available at the time of the Notification mailing date does not exceed 2.75x. See "Description of Notes—Mandatory Exchange Upon Spin-Off."
Voluntary Exchange
The note holders may have the option to exchange their notes for AT&T Communications Services notes if the mandatory exchange conditions are not satisfied. See "Description of Notes—Voluntary Exchange Upon Spin-Off."
Total Amount of Notes
$7,000,000,000 in aggregate principal amount of notes comprised of $1,500,000,000 in principal amount of 2006 notes; $2,750,000,000 in principal amount of 2011 notes; and $2,750,000,000 in principal amount of 2031 notes.
Maturity	The 2006 notes will mature on November 15, 2006. The 2011 notes will mature on November 15, 2011. The 2031 notes will mature on November 15, 2031.
Interest	The initial interest rate on the notes shall be:
2006 notes	Rate: 6.50%*
2011 notes	Rate: 7.30%*
2031 notes	Rate: 8.00%*
*	Plus, in each case, an additional 0.50% interest due to the May 29, 2002 Moody's ratings downgrade. See "Description of Notes—Interest Rate Adjustment."
Interest on the notes will be payable semiannually on each May 15, and November 15.

Repurchase Right	If certain conditions relating to the Separation are not satisfied, holders may have the right to require us to repurchase their notes.
Optional Redemption	We may redeem some or all of the notes at any time at the redemption prices set forth in "Description of Notes—Optional Redemption."
Ranking	The notes are unsecured and rank equally in right of payment with all of our other existing and future unsubordinated debt.
The notes will effectively rank junior to all liabilities of our subsidiaries and our own future secured indebtedness.
Interest Rate Adjustment
The interest rate payable on the notes will be subject to adjustment from time to time if either Moody's or any successor or S&P or any successor reduces the rating ascribed to the notes below A3 and BBB+, respectively.
Certain Covenants	The indenture governing the notes contains covenants limiting our ability and our subsidiaries' ability to:
• create secured indebtedness;
• engage in sale and leaseback transactions; or
• consolidate or merge with, or sell substantially all assets to, another person.
You should read "Description of Notes—Certain Covenants" and "—Consolidation, Merger or Sale" for a description of these covenants.
Use of Proceeds	We will not receive any proceeds from the exchange of new notes for old notes.
Listing	The old notes are listed on the Luxembourg Stock Exchange. Application has been made to list the new notes on the Luxembourg Stock Exchange.

Corporate Information

        The principal executive offices of AT&T Corp. and the principal executive offices of AT&T Communications Services, Inc. are located at 295 North Maple Ave., Basking Ridge, NJ 07920. The telephone number for AT&T Corp. is (908) 221-2000.

DESCRIPTION OF NOTES

        The old notes were issued, and the new notes will be issued, under an indenture, dated November 21, 2001, between AT&T and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. The indenture has been filed as an exhibit to the registration statement of which this prospectus is part, and may be viewed as described under "Where You Can Find More Information."

        The terms of the new notes are identical in all material respects to the terms of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. If we do not complete the exchange offer by August 19, 2002, holders of old notes that have complied with their obligations under the registration rights agreement will be entitled to additional interest in an amount equal to a rate of 0.25% per year on the notes until the consummation of the exchange offer. For purposes of this section, "notes" refers to both the old notes and the new notes.

Basic Terms of Notes

        The notes

  •
  are AT&T's, and after any Exchange, such exchanged notes will become AT&T Communications Services', unsecured unsubordinated obligations, ranking equally in right of payment with all of its respective existing and future unsubordinated obligations;
  •
  are issued in $7,000,000,000 aggregate principal amount of notes comprised of $1,500,000,000 in principal amount of 2006 notes; $2,750,000,000 in principal amount of 2011 notes; and $2,750,000,000 in principal amount of 2031 notes;
  •
  mature on November 15, 2006; November 15, 2011; and November 15, 2031, respectively;
  •
  will pay interest
  •
  semiannually on each May 15, and November 15;
  •
  are issuable in registered form without coupons in denominations of $1,000 or any amount in excess thereof which is a multiple of $1,000.

        Application has been made to list the notes on the Luxembourg Stock Exchange.

Further Issues

        We or, after any Exchange, AT&T Communications Services, may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes. Any further notes shall be issued subject to an agreement supplemental to the applicable indenture.

Interest Payments

        Interest for the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest period relating to an interest payment date shall be the period from but not including the preceding interest payment date to and including the relevant interest payment date. Interest on the notes will accrue from the date of original issuance, and will be payable semiannually on May 15 and November 15 of each year.

        For information on payment and transfer procedures for the notes, see "—Book-Entry System", "—Same-Day Payment" and "—Payment of Additional Amounts".

Separation of AT&T Communications Services

        At our discretion, we may separate AT&T Communications Services from AT&T Broadband by way of either a Spin-Off or a Broadband Separation.

        We shall be required to provide written notification to the holders of the notes prior to the scheduled shareowner vote date ("Notification"), in conjunction with the mailing of the shareowner proxy seeking the approval of the proposed Separation. In the event we pursue a Separation without a shareowner vote, we shall mail the Notification at least 30 days prior to the intended Separation date. The Notification will include (1) a statement that we intend to pursue a Separation and whether such Separation will take the form of a Spin-Off or a Broadband Separation, (2) a statement as to whether, at the time of mailing of the Notification (the "Notification mailing date"), we satisfy the mandatory exchange conditions, in the case of a proposed Spin-Off, or the mandatory residual conditions, in the case of a proposed Broadband Separation, and (3) financial information for AT&T or AT&T Communications Services, or both, as applicable.

        If subsequent to a Notification, the terms of a proposed Separation have changed and we have determined that a new shareowner vote is required to approve the new terms of the Separation, then a new Notification shall be mailed in conjunction with the mailing of the shareowner proxy seeking approval of such new terms of the Separation. In such an event, the term Notification mailing date, as used below, shall be deemed to refer to the date of mailing of such new Notification, and a new statement as to whether we satisfy mandatory exchange conditions, in the case of a Spin-Off, or the mandatory residual conditions, in the case of a Broadband Separation, as of such new Notification mailing date.

        On December 19, 2001, we and Comcast Corporation announced an agreement to combine AT&T Broadband with Comcast. Under the terms of the agreement, we will spin off AT&T Broadband and simultaneously merge it with Comcast, forming a new company to be called AT&T Comcast Corporation. The merger remains subject to regulatory review, shareowner approval by both companies and certain other conditions and is expected to close by the end of 2002. If this merger is consummated it will constitute a Broadband Separation, and we have already notified holders of the notes that the mandatory residual conditions were satisfied on May 15, 2002, the Notification mailing date. In such an event the notes will remain the obligation of AT&T and you will not have the right to require us to repurchase your notes. The notes will not become the obligation of AT&T Comcast Corporation.

        Until either the Broadband Separation or the Spin-Off is approved by our shareowners and consummated, each remains an option that we may pursue.

Mandatory Exchange Upon Spin-Off

        In the event of a Spin-Off, and upon satisfaction by the Notification mailing date of the mandatory exchange conditions described below, the notes will be automatically exchanged for AT&T Communications Services notes without any action on the part of the holders (the "mandatory exchange"). The AT&T Communications Services notes shall have the same terms and principal amount as the notes. New certificates (or global notes, as the case may be) representing the AT&T Communications Services notes will be delivered to holders of the old notes of AT&T, which will then become void. Once the Spin-Off is consummated and the mandatory exchange conditions are satisfied, neither AT&T nor holders of the notes will have the option to opt out of the exchange of notes for AT&T Communications Services notes. The mandatory exchange shall not give any holder the right to require AT&T or any other party to repurchase any notes held by such holder.

        Upon consummation of the mandatory exchange, AT&T shall be discharged from all obligations under the indenture, and holders of notes shall become holders of AT&T Communications Services notes, entitled to look only to AT&T Communications Services for payment of principal and interest on the AT&T Communications Services notes. The AT&T Communications Services notes shall be issued pursuant to an indenture similar to the indenture governing the old notes, the terms of which provide that AT&T Communications Services' obligations with respect to the AT&T Communications Services notes shall be substantially the same as were AT&T's obligations with respect to the old notes prior to the Separation date. Any accrued and unpaid interest on the old notes shall be paid as regular interest on the AT&T Communications Services notes on the next interest payment date as scheduled according to the old notes.

        By purchasing the notes offered hereby, each holder of notes is deemed to have expressly and irrevocably consented to having such holder's notes exchanged for a like number of AT&T Communications Services notes at the time of the Spin-Off, provided that all applicable conditions described herein have been met.

  Conditions Precedent to the Mandatory Exchange

        The mandatory exchange will not occur unless each of the following conditions (the "mandatory exchange conditions") has been satisfied prior to or on the Notification mailing date:

  •
  AT&T Communications Services is expected to consist of substantially the same assets, liabilities and capitalization as described in the Offering Circular, except for (1) additions, dispositions and changes that occur in the ordinary course of business, (2) changes that arise related to the repayment or replacement of the intercompany "notes payable to AT&T" (described in the financial statements contained in the Offering Circular) with AT&T's existing indebtedness or newly issued notes or other third party indebtedness, and (3) additions to the assets of AT&T Communications Services and/or additions to the indebtedness of AT&T Communications Services in connection with an agreement to sell, merge, separate or otherwise dispose of AT&T's Broadband business, provided that (A) such additional indebtedness does not exceed $5 billion, and (B) Adjusted Indebtedness to Adjusted EBITDA, on a pro forma basis after giving effect to such additions, for the last four fiscal quarters available on the Notification mailing date, shall not exceed 2.75x.
  •
  AT&T Communications Services shall have obtained preliminary ratings for the AT&T Communications Services notes of no lower than Baa3 from Moody's and BBB- from S&P. The ratings, if Baa3 or BBB-, shall not be under review for downgrade or on CreditWatch with negative implications, respectively.
  •
  The trustee shall have received an officer's certificate, dated the Notification mailing date, from AT&T relating to its intention to make the exchange and stating that all the above conditions have been satisfied.

Voluntary Exchange Upon Spin-Off

        If the Spin-Off is approved but the mandatory exchange conditions were not satisfied on the Notification mailing date, then the mandatory exchange shall not occur and each holder will be given the option to keep its old notes, which will remain obligations of AT&T, or exchange its notes for AT&T Communications Services notes (the "voluntary exchange" and, with the mandatory exchange, each an "Exchange"), or to require us to repurchase such holder's notes (see "—Holders' Option to Require AT&T to Repurchase Notes.").

        The voluntary exchange will be effected through a registered exchange offer. The AT&T Communications Service notes shall have the same term and principal amount as the notes. Such AT&T Communications Services notes will be issued pursuant to an indenture to be entered into by AT&T Communications Services with substantially the same terms, to the extent applicable, as the indenture governing the AT&T notes.

The Broadband Separation

        If the Broadband Separation is completed then the notes will not be exchanged for other notes, and except in circumstances described below under "—Holders' option to require AT&T to repurchase notes," the Broadband Separation will not give any holder the right to require the AT&T entity remaining upon the Broadband Separation ("new AT&T") or any other party to repurchase any notes held by such holder.

        By purchasing the notes offered hereby, each holder of notes is deemed to have expressly and irrevocably consented to having such holders notes remain the obligations of new AT&T if each of the following conditions (the "mandatory residual conditions") are satisfied prior to or on the Notification mailing date:

  •
  AT&T, pro forma for the proposed Broadband Separation, is expected to consist of substantially the same assets, liabilities and capitalization as those of AT&T Communications Services as described in the Offering Circular, except for (1) additions, dispositions and changes that occur in the ordinary course of business, (2) changes that arise relating to the repayment or replacement of the notes payable to AT&T with AT&T's existing indebtedness or newly issued notes or other third party indebtedness, and (3) additions to the assets of new AT&T and/or additions to the indebtedness of new AT&T, compared to the assets and indebtedness of AT&T Communications Services described in the Offering Circular, in connection with the proposed Broadband Separation, provided that (A) such additional indebtedness does not exceed $5 billion, and (B) Adjusted Indebtedness to Adjusted EBITDA, on a pro forma basis after giving effect to such additions, for the last four fiscal quarters available on the Notification mailing date, shall not exceed 2.75x.
  •
  New AT&T shall have obtained preliminary ratings for the notes, as obligations of new AT&T, of no lower than Baa3 from Moody's and BBB- from S&P. The ratings, if Baa3 or BBB-, shall not be under review for downgrade or on CreditWatch with negative implications, respectively.
  •
  The trustee shall have received an officer's certificate, dated the Notification mailing date, from AT&T stating that all the mandatory residual conditions have been satisfied.

        On May 15, 2002, in connection with the mailing of the shareholder proxy for the AT&T Comcast transaction, we provided written notification to the holders of the notes under Section 6.06 of the indenture that we had met the residual mandatory conditions on that date. If the AT&T Comcast transaction is completed, it will constitute a Broadband Separation and the notes will remain the obligations of AT&T and the holders will not have the right to require AT&T to repurchase their notes.

Holders' Option to Require AT&T to Repurchase Notes

  Prior to the Separation

        If a Separation has already been approved, but either the mandatory exchange conditions in the case of a Spin-Off, or the mandatory residual conditions in the case of a Broadband separation, have not been satisfied on or prior to the Notification mailing date, then each note holder shall have the right to have their notes repurchased by AT&T at a price equal to 101% of their aggregate principal amount plus accrued interest (the "repurchase price"). Note holders will be required to notify us of their intention to put the notes to AT&T within 30 days subsequent to the scheduled shareowner vote date, if such vote approves the Separation; and at the end of such period AT&T will repurchase the notes from the note holders by the earlier of 90 days from such notification or the date of the Separation.

  Upon the Spin-Off

        At the time of the mandatory exchange in the case of a Spin-Off, holders will have no further right to require AT&T to repurchase any notes if the following conditions are satisfied:

  •
  AT&T Communications Services shall have become a public reporting company, subject to the reporting requirements of the Securities Exchange Act.
  •
  AT&T Communications Services shall have entered into an indenture with substantially the same terms, to the extent applicable, as the indenture governing the AT&T notes.
  •
  The trustee shall have received an officer's certificate from AT&T Communications Services, dated the date of the Spin-Off, relating to its corporate existence, and the corporate authority for and validity of its issuance of the AT&T Communications Services notes to be exchanged for the notes.
  •
  There shall not be continuing any uncured event of default under the indenture, and the issuance of the AT&T Communications Services notes shall not immediately result in an event of default under the AT&T Communications Services indenture.

        If the above conditions are not satisfied upon consummation of the Spin-Off, then each note holder shall remain a note holder of AT&T and shall have the right to have its notes repurchased by AT&T at the repurchase price. Upon a Spin-Off, AT&T shall promptly provide notice to the trustee and holders if such conditions are not met, and holders will have 30 days from the mailing of such notice to require AT&T to repurchase the notes of such holder. At the end of such period, AT&T will repurchase the tendered notes from the note holders within 90 days.

Interest Rate Adjustment

        The interest rate payable on the notes will be subject to adjustment from time to time if either Moody's or S&P downgrades the rating ascribed to the notes to below A3 in the case of Moody's or below BBB+ in the case of S&P. In this event, the interest rate payable on the notes will be increased by 0.25% for each rating notch downgrade below the applicable level by each rating agency. In addition, if Moody's or S&P subsequently increases the rating ascribed to the notes, then the interest rate then payable on the fixed rate notes will be decreased by 0.25% for each rating notch upgrade by each rating agency, but in no event will the interest rate be reduced to below the initial interest rate specified in the Offering Circular. Any such interest rate increase or decrease will take effect from the interest payment period beginning immediately after the first interest payment date following the related rating downgrade or upgrade, as the case may be. For this purpose, a ratings category is the difference between a particular rating assigned by either Moody's or S&P and the next lower rating. For example, in the case of Moody's the difference between Baa1 and Baa2 shall constitute one rating category and in the case of S&P the difference between BBB+ and BBB shall constitute one rating category. There is no limit to the number of times the interest rate payable on the notes can be adjusted. For the purposes of this paragraph the term "notes" refers to the old notes, the new notes and, in the event of the Spin-Off, to the AT&T Communications Services notes after the Exchange.

        On May 29, 2002, Moody's lowered its rating of long-term debt issued or guaranteed by AT&T to Baa2 from A3. As a result of this ratings downgrade an additional 0.50% interest will be payable on the notes beginning with the interest payment period beginning immediately after the November 15, 2002 interest payment date.

Optional Redemption

        The notes will be redeemable, as a whole or in part, at AT&T's or, after the Exchange, AT&T Communications Services', option, at any time or from time to time, on at least 30 days, but not more than 90 days, prior notice mailed to the registered address of each holder of the notes. In case of a redemption, a publication will be made in the Luxemburger Wort and in the event of an early redemption the Luxembourg Stock Exchange will be notified. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the following rates:

      2006 notes            Treasury Rate +35 basis points
      2011 notes            Treasury Rate +40 basis points
      2031 notes            Treasury Rate +45 basis points

        In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Salomon Smith Barney Inc. plus two of the other initial purchasers that are U.S. Government securities dealers and their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

        "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on such note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, the original issuer, or after the Exchange, AT&T Communications Services, will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

No Mandatory Redemption or Sinking Fund

        There will be no mandatory redemption prior to maturity or sinking fund payments for the notes.

Ranking

        Structural Subordination.    A substantial majority of our operations are, and the operations of AT&T Communications Services after completion of the reorganization will be, conducted through our and AT&T Communications Services' consolidated subsidiaries. Claims of creditors of these subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of our and AT&T Communications Services' creditors, including holders of the notes. The notes therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders or interest holders, as the case may be (if any) of our and AT&T Communications Services' consolidated subsidiaries.

Certain Covenants

        We have agreed and AT&T Communications Services will agree to some restrictions on our respective activities for the benefit of holders of the notes. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the notes are outstanding. A list of certain definitions appears at the end of this section to define the capitalized words used in describing the covenants.

        Limitation on Secured Indebtedness.    We or, after the Exchange, AT&T Communications Services, will not, and will not permit any of our Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Indebtedness, unless the notes are secured equally and ratably with (or prior to) such Secured Indebtedness. However, we and AT&T Communications Services may incur Secured Indebtedness without securing the notes if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the aggregate amount of Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions would not exceed 15% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured Indebtedness which is secured equally and ratably with the notes and Secured Indebtedness that is being repaid concurrently.

        Limitation on Sale and Leaseback Transactions.    We or, after the Exchange, AT&T Communications Services, will not, and will not permit any of our Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction, unless either

  •
  immediately thereafter, the sum of

  •
  the Attributable Debt to be outstanding pursuant to all such Sale and Leaseback Transactions entered into by us and AT&T Communications Services, as the case may be, or a Restricted Subsidiary after April 1, 1986 (or, in the case of a Restricted Subsidiary, the date on which it became a Restricted Subsidiary); and

  •
  the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as the notes does not exceed 15% of Consolidated Net Tangible Assets; or

  •
  an amount equal to the greater of

  •
  the net proceeds to us, AT&T Communications Services or a Restricted Subsidiary from such sale; and

  •
  the Attributable Debt to be outstanding pursuant to all such Sale and Leaseback Transactions,

is used no later than 180 days of the Sale and Leaseback Transaction to retire long-term debt of AT&T or, after the Exchange, AT&T Communications Services or their respective Restricted Subsidiaries. However, debt which is subordinate to the notes or which is owed to AT&T, AT&T Communications Services or a Restricted Subsidiary may not be retired.

Consolidation, Merger or Sale

        We have agreed and, following the Exchange, AT&T Communications Services will agree, not to consolidate with or merge into any other corporation or convey or transfer substantially all of our properties and assets to any person, unless

  •
  that person is authorized to acquire and operate our property; and

  •
  the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the notes and the performance of every covenant in the indenture that we and AT&T Communications Services would otherwise have to perform.

However, in no event shall these restrictions be construed to prevent the Broadband Separation if the Broadband Separation conditions have been satisfied. See "—Conditions Precedent to the Broadband Separation."

Modification of the Indenture

        Under the indenture, the rights and obligations of AT&T and AT&T Communications Services and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding notes consent to it. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

Events of Default

        When the term Event of Default is used in the indenture, here are some examples of what is meant.

        Unless otherwise specified in a supplemental indenture, an Event of Default with respect to the notes occurs if:

  •
  we or, after the Exchange, AT&T Communications Services, fail to pay the principal or any premium on any note when due;

  •
  we or, after the Exchange, AT&T Communications Services, fail to pay interest when due on any note for 90 days;

  •
  we or AT&T Communications Services fail to perform any other covenant in the indenture and this failure continues for 90 days after they receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding notes; or

  •
  we or, after the Exchange, AT&T Communications Services, or a court take certain actions relating to our or AT&T Communications Services' bankruptcy, insolvency or reorganization for the benefit of our respective creditors.

        A default under our or AT&T Communications Services' other indebtedness will not be a default under the indenture.

        The trustee may withhold notice to the holders of notes of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

Default means any event which is an Event of Default described above or would be an Event of Default but for the giving of notice or the passage of time.

        If an Event of Default for the notes occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the notes may require us to repay immediately the entire principal of the notes.

        The holders of a majority of the aggregate principal amount of the notes can rescind this accelerated payment requirement or waive any past default or Event of Default or allow AT&T and AT&T Communications Services to not comply with any provision of the indenture. However, among other things, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the notes.

        Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity reasonably satisfactory to it. If they provide this indemnity, the holders of a majority in principal amount of any notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee.

        We and AT&T Communications Services are not required to provide the trustee with any certificate or other document saying that we and AT&T Communications Services are in compliance with the indenture or that there are no defaults.

Defeasance

        The term defeasance means discharge of AT&T and AT&T Communications Services from some or all obligations under the indenture. If we or, after the Exchange, AT&T Communications Services, deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the notes, then at our option:

  •
  AT&T or, after the Exchange, AT&T Communications Services, will be discharged from its obligations with respect to the notes; or

  •
  AT&T or, after the Exchange, AT&T Communications Services, will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to them.

        If this happens, the holders of the notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes. Such holders may look only to such deposited funds or obligations for payment.

        We or, after the Exchange, AT&T Communications Services, must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for federal income tax purposes.

Concerning the Trustee

        The trustee has loaned money to AT&T and provided other services to AT&T in the past and may do so to us in the future as a part of its regular business.

Book-Entry System

        We will initially issue the notes in the form of one or more global notes (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. A holder may hold beneficial interests in the Global Notes directly through DTC if such holder has an account with DTC or indirectly through organizations which have accounts with DTC, including Euroclear and Clearstream.

        DTC.    DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York a member of the Federal Reserve System a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by DTC, upon the deposit of the Global Notes with DTC, DTC will credit on its book entry registration and transfer system the principal amount of notes represented by such Global Notes to the accounts of participants. Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). All interests in a Global Note deposited with DTC are subject to the procedures and requirements of DTC.

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Notes.

        So long as DTC (or its nominee) is the registered holder and owner of a Global Note, DTC (or such nominee) will be considered the sole legal owner and holder of the notes evidenced by such Global Note for all purposes of such Notes and the applicable Indenture. Except as set forth below under "—Certificated Notes", as an owner of a beneficial interest in a Global Note, you will not be entitled to have the notes represented by such Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under such Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest on the notes represented by the Global Notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

        We expect that DTC (or its nominee), upon receipt of any payment of principal of, premium, if any, or interest on the Global Notes will credit the accounts of their relevant participants or account holders, as applicable, with payments in amounts proportionate to their respective beneficial interests in the principal amount of the applicable Global Note as shown on the records of DTC (or its nominee). We also expect that payments by participants or indirect participants or account holders, as applicable, to owners of beneficial interests in the Global Notes held through such participants or indirect participants or account holders will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants or account holders, as applicable. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants, or the relationship between such participants or indirect participants, and the owners of beneficial interests in the Global Notes owning through such participants.

        All amounts payable under the notes will be payable in U.S. dollars, except as may otherwise be agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of any applicable securities clearing system) applicable thereto. None of the trustee, AT&T, AT&T Communications Services or any of their respective agents shall be liable to any holder of a Global Note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith. Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

Certificated Notes

        Subject to certain conditions, the notes represented by the Global Notes are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 principal amount and integral multiples thereof if:

(1)
DTC notifies us that it is unwilling or unable to continue as depository for the Global Notes or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

(2)
we in our discretion at any time determine not to have all the notes represented by the Global Notes; or

(3)
a default entitling the holders of the applicable notes to accelerate the maturity thereof has occurred and is continuing.

        Any note that is exchangeable as above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC, shall direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of DTC (or its nominee).

Same-Day Payment

        The indenture requires us to make payments in respect of the applicable notes represented by the Global Notes (including principal, premium and interest) by wire transfer of immediately available funds to the accounts specified by the holder thereof or, if no such account is specified, by mailing a check to such holder's registered address.

        As long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, we will maintain a paying agent and transfer agent in Luxembourg, both of which currently are The Bank of New York (Luxembourg) S.A., for making payments on, and transfers of, the notes. We will publish notice in Luxembourg of any change in the listing agent, paying agent or transfer agent.

        Payments (including principal, premium and interest) and transfers with respect to notes in certificated form may be executed at our office or agency maintained for such purpose within the City and State of New York (initially the office of the paying agent maintained for such purpose) or at the office of the paying agent and transfer agent in Luxembourg so long as the applicable notes are listed on the Luxembourg Stock Exchange or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the applicable notes, provided that all payments (including principal, premium and interest) on notes in certificated form, for which the holders thereof have given us wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Notes in certificated form may be presented for registration of transfer at the office of the transfer agent in Luxembourg upon delivery of a written instrument of transfer, a form of which will be available at the office of such transfer agent. No service charge will be made for any registration of transfer, but we may require payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration.

Payment of Additional Amounts

        We or, after the Exchange, AT&T Communications Services, will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary so that the net payment by the issuer or a paying agent of the principal of and interest on the notes to a person that is not a United States Holder (as defined below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof of therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of the notes had no such withholding or deduction been required.

        Our obligation to pay additional amounts shall not apply:

          (1)    to a tax, assessment or governmental charge that is imposed or withheld solely because the holder, or a fiduciary, settlor, beneficiary, member or shareowner of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder:

            (a)    is or was present or engaged in trade or business in the United States or has or had a permanent establishment in the United States;

            (b)    has a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

            (c)    is or has been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; or

            (d)    is or was a "10-percent shareholder" of the issuer as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision;

          (2)    to any holder that is not the sole beneficial owner of our notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

          (3)    to a tax, assessment or governmental charge that is imposed or withheld solely because the holder or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4)    to a tax, assessment or governmental charge that is imposed other than by withholding by the issuer or a paying agent from the payment;

          (5)    to a tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6)    to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

          (7)    to any tax, assessment or other governmental charge any paying agent must withhold from any payment of principal or of interest on any note, if such payment can be made without such withholding by any other paying agent;

          (8)    where such withholding or deduction is imposed in respect of any note on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

          (9)    in respect of any note presented for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting such note to another paying agent; or

          (10)    in the case of any combination of the above items.

        The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "—Redemption Upon a Tax Event," the issuer does not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

        "United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (c) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (d) any other person whose income from a note is effectively connected with the conduct of a United States trade or business.

Redemption Upon a Tax Event

        If (a) we or, after the Exchange, AT&T Communications Services, becomes or will become obligated to pay additional amounts as described herein under the heading "—Payment of Additional Amounts" as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 15, 2001, or (b) a taxing authority of the United States takes an action on or after November 15, 2001, whether or not with respect to the issuer or any of its affiliates, that results in a substantial probability that it will or may be required to pay such additional amounts, then it may, at its option, redeem, as a whole, but not in part, the notes on any interest payment date on not less than 30 nor more than 60 calendar days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that the issuer or, after the Exchange, AT&T Communications Services, determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under its notes. No redemption pursuant to (b) above may be made unless the issuer shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that it will or may be required to pay the additional amounts described herein under the heading "—Payment of Additional Amounts" and it shall have delivered to the trustee a certificate, signed by a duly authorized officer stating, that based on such opinion it is entitled to redeem the notes pursuant to their terms.

Business Day

        A business day is defined in the indenture as being any day other than a Saturday, a Sunday or other day on which commercial banks in New York City are authorized by law to close.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

Notices

        Notices to holders of the notes will be published in authorized newspapers in The City of New York, in London, and, so long as the notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times and in Luxembourg in a daily newspaper having a general circulation in Luxembourg, which is expected to be the Luxemburger Wort. The original issuer or, after the Exchange, AT&T Communications Services, will be deemed to have given such notice on the date of each publication or, if published more than once, on the date of the first such publication.

Certain Definitions

        "Adjusted EBITDA" means, for any period, operating income (or operating loss), excluding the operating income (or operating loss) of AT&T Latin America and At Home, plus, to the extent deducted in determining such operating income (or operating loss), the sum of (a) depreciation expense, (b) amortization expense, (c) restructuring and other charges and (d) asset impairment charges.

        "Adjusted Indebtedness" means indebtedness excluding adjusted indebtedness of AT&T Latin America and monetized debt; provided that indebtedness shall exclude keep-wells or other similar agreements and guarantees of obligations for which cross-guarantees or cross-indemnifications from AWS, LMG, AT&T, AT&T Broadband or AT&T Communications Services exist. Adjusted Indebtedness shall be calculated net of cash and cash equivalents on the date of determination other than cash and cash equivalents held by AT&T Latin America.

        "Attributable Debt" means, as of the date of its determination, the present value (discounted semiannually at an interest rate implicit in the terms of the lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rates (such as those based on sales), provided, however, that in the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, Attributable Debt shall mean the lesser of the present value of (i) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (ii) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

        "Consolidated Net Tangible Assets" means the total assets of AT&T or, after the Exchange, AT&T Communications Services, and its respective Subsidiaries, less current liabilities and certain intangible assets (other than product development costs).

        "Offering Circular" means the confidential offering circular dated November 15, 2001 relating to the sale of the old notes.

        "Principal Property" means land, land improvements, buildings and associated factory, laboratory, office and switching equipment (excluding all products marketed by AT&T, AT&T Communications Services or any of their Subsidiaries) constituting a manufacturing, development, warehouse, service, office or operating facility owned by or leased to AT&T, AT&T Communications Services or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of .25% of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the board of directors of AT&T, or after the mandatory exchange, of AT&T Communications Services, determines is not of material importance to AT&T and its Restricted Subsidiaries taken as a whole, or, AT&T Communications Services and its Restricted Subsidiaries taken as a whole, as the case may be, or in which the interest of AT&T and its Restricted Subsidiaries taken as a whole, or, AT&T Communications Services and all its Subsidiaries does not exceed 50%, as the case may be.

        "Restricted Subsidiary" means any Subsidiary of AT&T or AT&T Communications Services, as the case may be, which has substantially all its property in the United States, which owns or is a lessee of any Principal Property and in which the investment of AT&T or AT&T Communications Services, as the case may be, and all their Subsidiaries exceeds .25% of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing Subsidiaries and Subsidiaries formed or acquired after April 1, 1986 for the purpose of acquiring the business or assets of another person and that do not acquire all or any substantial part of the business or assets of AT&T, AT&T Communications Services or any Restricted Subsidiary. In addition, AT&T's, or, after the mandatory exchange, AT&T Communications Services', board of directors may designate any other Subsidiary as a Restricted Subsidiary.

        "Sale and Leaseback Transaction" means any arrangement with any person providing for the leasing by AT&T, AT&T Communications Services or any Restricted Subsidiary of any Principal Property (whether such Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by AT&T, AT&T Communications Services or such Restricted Subsidiary to such person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years; (ii) leases between AT&T or AT&T Communications Services and a Restricted Subsidiary or between Restricted Subsidiaries; and (iii) leases of Principal Property executed by the time of, or no later than 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property which will result in such property becoming Principal Property), or the commencement of commercial operation of such Principal Property.

        "Secured Indebtedness" means:

  •
  indebtedness of AT&T, AT&T Communications Services or any Restricted Subsidiary secured by any lien upon any Principal Property or the stock or indebtedness of a Restricted Subsidiary; or

  •
  any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary but does not include any indebtedness secured by any lien or any conditional sale or other title retention agreement:

  •
  outstanding on April 1, 1986;

  •
  incurred or entered into after April 1, 1986 to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property no later than 180 days of the acquisition, improvement or construction;

  •
  on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness;

  •
  owing to AT&T, AT&T Communications Services or any other Restricted Subsidiary;

  •
  existing at the time a corporation becomes a Restricted Subsidiary;

  •
  incurred to finance the acquisition or construction of property in favor of any country or any of its political subdivisions; and

  •
  replacing, extending or renewing any such indebtedness (to the extent such indebtedness is not increased).

        "Subsidiary" means any corporation a majority of the Voting Shares of which are at the time owned or controlled, directly or indirectly, by AT&T or AT&T Communications Services, as the case may be, or by one or more Subsidiaries, or by AT&T or AT&T Communications Services and one or more of their respective Subsidiaries, as the case may be.

        "Voting Shares" means as to shares of a particular corporation, outstanding shares of stock of any class of such corporation entitled to vote in the election of directors, excluding shares entitled so to vote only upon the happening of some contingency.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES OF THE EXCHANGE OFFER

        The exchange of old notes for new notes will not be treated as a taxable transaction for U.S. federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the old notes. Rather, the new notes you receive will be treated as a continuation of your investment in the old notes. As a result, there will be no material U.S. federal income tax consequences to you resulting from the exchange of old notes for new notes.

        You should consult your own tax advisors concerning the tax consequences arising under state, local or foreign laws of the exchange of old notes for new notes.

THE EXCHANGE OFFER

        In a registration rights agreement between AT&T and the initial purchasers of the old notes, we agreed

          (1) to file a registration statement on or prior to 180 days after the closing of the offering of the old notes with respect to an offer to exchange the old notes for a new issue of notes, with terms substantially the same as of the old notes but registered under the Securities Act,

          (2) to use our best efforts to cause the registration statement to be declared effective by the SEC on or prior to 240 days after the closing of the old notes offering and

          (3) use our best efforts to consummate the exchange offer and issue the new notes within 30 business days after the registration statement is declared effective.

        The registration rights agreement provides that, in the event we fail to file the registration statement within 180 days after the closing date or consummate the exchange offer within 270 days, we will be required to pay additional interest on the old notes over and above the regular interest on the notes. Once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

        This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

  •
  When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.
  •
  For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.
  •
  We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee's security register with respect to the old notes.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2002; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term "expiration date" means            , 2002 or, if extended by us, the latest time and date to which the exchange offer is extended.
  •
  As of the date of this prospectus, $7,000,000,000 in aggregate principal amount of notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.
  •
  Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called "Conditions to the Exchange Offer" below.
  •
  We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.
  •
  We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer" are not satisfied.
  •
  We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.
  •
  Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.
  •
  Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.
  •
  We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.
  •
  By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See "—Resales of the New Securities."

  Important rules concerning the exchange offer

        You should note that:

  •
  All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by AT&T Corp. in its sole discretion, which determination shall be final and binding.
  •
  We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

  •
  We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.
  •
  Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.
  •
  Neither AT&T, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

  What to submit and how

        If you, as the registered holder of old notes, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to The Bank of New York at the address set forth below under "Exchange Agent" on or prior to the expiration date.

        In addition,

          (1) certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

          (2) a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent's account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

          (3) you must comply with the guaranteed delivery procedures described below.

        The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to AT&T.

  How to sign your letter of transmittal and other documents

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

          (1) by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

          (2) for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Exchange Agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Exchange Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by AT&T, proper evidence satisfactory to AT&T of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "Conditions to the Exchange Offer" below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

        In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

  •
  certificates for old notes, or
  •
  a timely book-entry confirmation of transfer of old notes into the exchange agent's account at DTC using the book-entry transfer procedures described below, and
  •
  a properly completed and duly executed letter of transmittal.

        If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent's message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

        Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under "—Exchange Agent" on or prior to the expiration date.

        If your old notes are held through DTC, you must complete a form called "instructions to registered holder and/or book-entry participant," which will instruct the DTC participant through whom you hold your notes of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

        If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

          (1) the tender is made through an eligible institution,

          (2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

  •
  the name and address of the holder of old notes
  •
  the amount of old notes tendered
  •
  the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

          (3) the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

        You can withdraw your tender of old notes at any time on or prior to the expiration date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "Exchange Agent." Any notice of withdrawal must specify:

  •
  the name of the person having tendered the old notes to be withdrawn,
  •
  the old notes to be withdrawn
  •
  the principal amount of the old notes to be withdrawn
  •
  if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder
  •
  if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.
  •
  if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.
  •
  Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

        If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under "Procedures for Tendering Old Securities" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

        That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

        Deliver To:
The Bank of New York, Exchange Agent
Corporate Trust Reorganization Unit
15 Broad Street
16th Floor
New York, New York 10007
Attn: William Buckley

        Facsimile Transmissions:
(212) 235-2261

        To Confirm by Telephone
or for Information:
(212) 235-2352

        Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

        The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

        The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $            .

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

        Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

        However, any purchaser of old notes who is an "affiliate" of AT&T or who intends to participate in the exchange offer for the purpose of distributing the new notes

(1)
will not be able to rely on the interpretation of the staff of the SEC,
(2)
will not be able to tender its old notes in the exchange offer and
(3)
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

        By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

(1)
it is not our "affiliate";
(2)
any new notes to be received by it were acquired in the ordinary course of its business; and
(3)
it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the "distribution," within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

        We will not receive any proceeds from any sale of new notes by broker-dealers.

        New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

  •
  in the over-the-counter market

  •
  in negotiated transactions

  •
  through the writing of options on the new notes or

  •
  a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

        Any resale may be made

  •
  directly to purchasers or

  •
  to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

        Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the new notes offered hereby will be passed upon for AT&T by Robert S. Feit, Esq., its Chief Counsel—Corporate and Financial Matters.

INDEPENDENT AUDITORS

        The audited consolidated financial statements of AT&T Corp. as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated by reference in this Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon is incorporated by reference herein, and insofar as they relate to Liberty Media Group as of December 31, 2000 and 1999, and for the two years in the period ended December 31, 2000, by KPMG LLP, independent certified public accountants. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

        The consolidated balance sheets of Liberty Media Corporation and subsidiaries ("New Liberty or Successor") as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive earnings, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000 and the period from March 1, 1999 to December 31, 1999 (Successor periods) and from January 1, 1999 to February 28, 1999 (Predecessor period) which appear as an exhibit to the Annual Report on Form 10-K/A of AT&T Corp., have been incorporated by reference herein in reliance upon the report, dated March 8, 2002, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The KPMG LLP report states that Liberty Media Corporation changed its method of accounting for derivative instruments and hedging activities in 2001.

        In addition, the KPMG LLP report contains an explanatory paragraph that states that, effective March 9, 1999, AT&T Corp., the former parent company of New Liberty, acquired Tele-Communications, Inc., the former parent company of Liberty Media Corporation, in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different basis than that for the periods before the acquisition and, therefore, is not comparable.

        The consolidated financial statements of AT&T Canada Inc. as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated in this Registration Statement by reference to the Annual Report on Form 10-K/A of AT&T Corp. for the year ended December 31, 2001, have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Concert, B.V., incorporated in this Registration Statement by reference to the Annual Report on Form 10-K/A of AT&T Corp. for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        AT&T Communications Services does not currently file information with the SEC. AT&T files annual, quarterly and special reports, prospectuses and other information with the SEC. You may read and copy any reports, statements or other information AT&T files at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Woolworth Building, 13th floor, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. AT&T's SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

        The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about AT&T and its financial conditions.

        We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the new notes in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the company and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

        If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to notes analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.. We also maintain an Internet site at http://www.att.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

AT&T SEC Filings (File No. 1-1105)	Period
Annual Report on Form 10-K	Year ended December 31, 2001, filed on April 1, 2002 as amended on Forms 10-K/A filed May 3, 2002 and May 13, 2002 respectively
Current Reports on Form 8-K	Filed on January 4, 2002, February 5, 2002, February 21, 2002, April 16, 2002, April 25, 2002, May 13, 2002, May 29, 2002, June 5, 2002 and June 11, 2002
Proxy Statement	The AT&T Annual Meeting proxy statement on Schedule 14A filed on May 14, 2002 (the "proxy")
Quarterly Report on Form 10-Q	Quarter ended March 31, 2002 filed May 15, 2002

        We also incorporate by reference into this document additional documents that may be filed by AT&T with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document before the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as prospectuses. Any statements contained in a previously filed document incorporated by reference into this document is deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document (or in a subsequently filed document that also is incorporated by reference herein) modifies or supersedes that statement.

        If you are a shareowner of AT&T, AT&T may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this document. Any person, including any beneficial owner, to whom this document is delivered may obtain documents incorporated by reference in, but not delivered with, this document by requesting them in writing or by telephone at the following address:

AT&T Corp.
295 North Maple Avenue
Basking Ridge, New Jersey, 07920
Tel: (800) 257-7865
Attn: Corporate Secretary's Department

        All documents incorporated by reference will, so long as the notes are listed on the Luxembourg Stock Exchange, be available free of charge during normal business hours at the specified office of the Luxembourg Agent.

GENERAL INFORMATION

Authorization

        The issuance of the new notes was authorized by resolutions of the board of directors of AT&T on September 20, November 14, 2001 and March 27, 2002.

Application to List on Luxembourg Stock Exchange

        The old notes are listed on the Luxembourg Stock Exchange. An application has been made to list the new notes on the Luxembourg Stock Exchange. In connection therewith, the certificate of incorporation, the bylaws and a legal notice relating to the issue of the notes will be deposited prior to listing with the Chief Registrar of the District Court of Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et à Luxembourg). Copies of such documents may be obtained from the Luxembourg Agent.

Available Documents, Financial Reports and Information

        Copies of the indenture, the registration rights agreement, all documents incorporated by reference, and the reports described under the caption "Where You Can Find More Information" referred to herein will, if and so long as the notes are listed on the Luxembourg Stock Exchange, be available during normal business hours at the specified office of the Luxembourg Agent.

        A copy of AT&T's and AT&T Communications Services' respective articles of incorporation bylaws will be available during normal business hours at the specified office of the Luxembourg Agent if and so long as the notes are listed on the Luxembourg Stock Exchange.

        In compliance with Forms 10-K and 8-K, AT&T currently publishes, and AT&T Communications Services expects to publish, audited annual consolidated financial reports and unaudited quarterly consolidated financial reports. If and as long as the notes are listed on the Luxembourg Stock Exchange, copies of such reports, or any other reports AT&T, or after the mandatory exchange, AT&T Communications Services, is required to furnish to holders of the notes in accordance with the preceding paragraph, will be available and can be obtained free of charge at the specified office of the Luxembourg Agent. AT&T Communications Services does not currently publish financial reports.

        Other than disclosed in this prospectus or in the documents incorporated by reference herein, there has been no material adverse change in the financial position of AT&T Corp. since the date of the last audited financial statements, December 31, 2001.

        Other than described in this prospectus or in the documents incorporated by reference herein, neither AT&T nor AT&T Communications Services is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the offering of the notes.

        The notes have been accepted for clearance through the facilities of Euroclear and Clearstream. Relevant trading information for the notes is set forth below:

	Common Code	ISIN
2006 notes
2011 notes
2031 notes

        According to Chapter VI, Article 3, point A/II/2 of the Rules and Regulations of the Luxembourg Stock Exchange the notes shall be freely transferable and therefore no transaction made on the Luxembourg Stock Exchange shall be cancelled.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him/her in connection with the defense of a civil or criminal proceeding to which he/she has been made, or threatened to be made, a party by reason of the fact that he/she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement.

        In general, indemnification is available where the director or officer acted in good faith, for a purpose he/she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the New York Business Corporation Law.

        The AT&T By-laws provide that AT&T is authorized, by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with AT&T or at the request of AT&T in any capacity with any other enterprise.

        AT&T has entered into contracts with its officers and directors, pursuant to the provisions of New York Business Corporation Law Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the New York Business Corporation Law, against expenses, fees, judgments, fines and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of AT&T or, at the request of AT&T, an officer, director or other partner, agent, employee or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his/her acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

        The directors and officers of AT&T are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, that might be incurred by them in such capacities.

        The Registration Rights Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification of directors and officers of AT&T by the initial purchasers against certain liabilities.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Document
1	Registration Rights Agreement dated as of November 21, 2001 between AT&T and Credit Suisse First Boston, Goldman, Sachs & Co. Salomon Smith Barney, as Initial Purchasers*
4	Indenture, dated as of November 21, 2001 between AT&T and the Trustee*
5	Opinion of Robert S. Feit, Esq. with respect to the new notes
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
23.3	Consent of KPMG LLP
23.4	Consent of PricewaterhouseCoopers LLP
24	Powers of Attorney*
25	Statement of Eligibility of The Bank of New York, as Trustee, on Form T-1*
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter to Clients*
99.4	Form of Letter to Nominees*
99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner*

*
previously filed

Item 22. Undertakings

        (a) The undersigned hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of notes offered (if the total dollar value of notes offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the notes offered therein, and the offering of such notes at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the notes being registered which remain unsold at the termination of the offering.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the notes being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b) or 11 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, AT&T CORP. has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 25, 2002.

AT&T CORP.
By:	/s/ MARILYN J. WASSER Name: Marilyn J. Wasser Title:

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity

Principal Executive Officer:
* C. Michael Armstrong	Chairman and Chief Executive Officer
Principal Financial Officer:
* Charles H. Noski	Senior Executive Vice President and Chief Financial Officer
Principal Accounting Officer:
* Nicholas S. Cyprus	Vice President and Controller

DIRECTORS
* C. Michael Armstrong	Director
* J. Michael Cook	Director
* David W. Dorman	Director
* Kenneth T. Derr	Director
* M. Kathryn Eickhoff	Director
* George M.C. Fisher	Director
* Amos B. Hostetter, Jr.	Director
* Shirley A. Jackson	Director
* Donald F. McHenry	Director
* Charles H. Noski	Director
* Louis A. Simpson	Director

* Michael I. Sovern	Director
* Sanford I. Weill	Director
Frank C. Herringer	Director
Tony L. White	Director
*By:	/s/ MARILYN J. WASSER Marilyn J. Wasser (Attorney-in-Fact)	June 25, 2002

EXHIBIT INDEX

Exhibit No.	Document
1	Registration Rights Agreement dated as of November 21, 2001 between AT&T and Credit Suisse First Boston, Goldman, Sachs & Co. Salomon Smith Barney, as Initial Purchasers*
4	Indenture, dated as of November 21, 2001 between AT&T and the Trustee*
5	Opinion of Robert S. Feit, Esq. with respect to the new notes
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
23.3	Consent of KPMG LLP
23.4	Consent of PricewaterhouseCoopers LLP
24	Powers of Attorney*
25	Statement of Eligibility of The Bank of New York, as Trustee, on Form T-1*
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter to Clients*
99.4	Form of Letter to Nominees*
99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner*

*
previously filed

QuickLinks

TABLE OF CONTENTS
SUMMARY
AT&T Corp.
Recent Developments
THE EXCHANGE OFFER
New Notes
Corporate Information
DESCRIPTION OF NOTES
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES OF THE EXCHANGE OFFER
THE EXCHANGE OFFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT AUDITORS
WHERE YOU CAN FIND MORE INFORMATION
GENERAL INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
EXHIBIT INDEX